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                                                                  EXHIBIT 10.15





                           DEED OF NON-COMPETITION

                                   BETWEEN

                        QUINTILES TRANSNATIONAL CORP.

                                     AND

                               DAVID F. WHITE

                              29 NOVEMBER 1996
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                                     INDEX



  Clause                                                                  Page
  ------                                                                  ----


   1. Certain Definitions..............................................     3

            1.1    Certain Definitions.................................     3

   2. Non-competition and Non-solicitation Covenants...................     3

            2.1    General.............................................     3

            2.2    Non-Competition.....................................     3

            2.3    Holding of Shares or Securities.....................     5

            2.4    Nondisclosure.......................................     5

            2.5    Geographical Restriction............................     5

            2.6    Non-Competition Period..............................     6

            2.7    Remedies............................................     6

            2.8    Other Agreements....................................     6

   3. General Provisions...............................................     6

            3.1    Notices.............................................     6

            3.2    Variation...........................................     7

            3.3    Entire Agreement....................................     7

            3.4    Assignment..........................................     8

            3.5    Law and Jurisdiction................................     9


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THIS NON-COMPETE AGREEMENT dated 29 November 1996 is executed as a Deed and is made

BETWEEN

(1) QUINTILES TRANSNATIONAL CORP., a corporation incorporated under the laws of North Carolina, U.S.A. (the "Purchaser"); and

(2) DAVID F. WHITE, an individual residing at Little Barlows, Frieth, Henley on Thames, Oxon, RG9 6PR (the "Vendor").

WHEREAS:

(A) Concurrently with the execution of this Agreement, the Purchaser, the Vendor and others are consummating certain transactions under a Share Exchange Agreement ("the Share Exchange Agreement") pursuant to which the Vendor and other vendors are exchanging their shares of Innovex Limited ("Innovex") for shares of Quintiles Transnational Corp.

(B) The Vendor is entering into this Agreement as a condition precedent to completion under the Share Exchange Agreement.

(C) Upon completion of the share exchange pursuant to the Share Exchange Agreement, Vendor will own approximately 39,904 shares of the outstanding common stock of the Purchaser.

NOW THIS DEED WITNESSETH as follows:

                           1.  CERTAIN DEFINITIONS

1.1 Certain Definitions. In this Agreement the following words and expressions shall have the meanings respectively ascribed to them:

         "Affiliates" shall mean: (i) the Purchaser; (ii) any Purchaser subsidiary or related entity (including without limitation Innovex and its subsidiaries); and (iii) any entity directly or indirectly beneficially owned or controlled in whole or part by the Purchaser or any Purchaser subsidiary or related entity, in each case as existing at or prior to the date of termination of Vendor's employment.

             2.  NON-COMPETITION AND NON-SOLICITATION COVENANTS

2.1 General. In consideration of the Purchaser agreeing to complete the Share Exchange Agreement, during the Vendor's employment with the Purchaser and the Non-Competition Period (as defined in Section 2.6):

2.2 Non-Competition. The Vendor shall not, either alone or jointly with another or others, whether as principal, agent, director, shareholder, independent contractor, officer, employee or in any other capacity, whether directly or indirectly, and whether for his own benefit or that of others:



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(a)    be engaged or have an economic interest in any business which competes with any business carried on or engaged in by the Purchaser or any of its Affiliates at or before (provided such business has not been terminated or abandoned by Purchaser or such Affiliate) the date of termination of Vendor's employment, including without limitation Related Activities (as defined below) (hereinafter, a "Competitive Business");

(b)    solicit or endeavor to solicit on behalf of a Competitive
Business, from or with any person or entity:

        (i) who or which was a customer of the Purchaser or any of its Affiliates at any time during the period of twelve (12) months preceding the date of the termination of the Vendor's employment;

        (ii) who or which the Vendor or someone for whom he was directly responsible solicited, negotiated, contracted, serviced, advised or had contact with on the Purchaser's or any of its Affiliates' behalf; or

        (iii) to whom the Purchaser or any of its Affiliates had made proposals to do business at any time during the period of twelve (12) months preceding the date of the termination of the employment;

(c) deal, do business or endeavor to deal or do business for a Competitive Business from or with any person or entity:

        (i) who or which was a customer of the Purchaser or any of its Affiliates at any time during the twelve (12) months preceding the date of the termination of the employment;

        (ii) who or which the Vendor or someone for whom he was directly responsible solicited, negotiated, contracted, serviced, advised or had contact with on the Purchaser's or any of its Affiliates' behalf; or

        (iii) to whom the Purchaser or any of its Affiliates had made proposals to do business at any time during the period of twelve (12) months preceding the date of the termination of the employment;

(d) without the written permission of the Board of the Purchaser (such permission not to be unreasonably withheld or delayed and in particular such permission will not be withheld if the Purchaser considers that the Vendor has neither a personal influence with clients nor is in possession of confidential information) offer employment to or otherwise solicit for employment the services of any individual who was an employee or director of the Purchaser or any of its Affiliates during the period of twelve (12) months preceding the date of termination of employment whether or not such persons would commit any breach of his contract of employment with the Purchaser or any of its Affiliates by reason of his leaving service; or

(e) directly or indirectly take any action which is intended to be materially detrimental or otherwise intended to be adverse to the Purchaser's and/or any of its Affiliates'



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    goodwill, name, business relations, prospects and operations.

    Notwithstanding anything in this Agreement to the contrary, the following activities will not be deemed to contravene the provisions of this
    Agreement:

        (i) Owning, operating, controlling or serving as a director, officer or employee of or consultant to any company the principal business of which is manufacturing, distributing, marketing and/or selling pharmaceutical products the rights to which are owned by or licensed to such company; provided that the amount of the consolidated revenues of such company in any year derived from operations (as defined below, "Related Activities") involving providing, on a contract, for hire, or similar basis
    (i) drug development services, (ii) pharmaceutical or clinical research services, (iii) pharmaceutical sales or marketing services, (iv) health information management services, and/or (v) any other activity which constitutes a significant part of the business of the Purchaser (in the case of subparagraph (v), at or before the date of termination of Vendor's employment) will not exceed the greater of five percent (5%) of consolidated revenues or five percent (5%) of consolidated expenses of such company; provided further that Vendor shall have no direct involvement in such Related Activities as a director, officer, employee, consultant or otherwise; provided further, it is agreed that Related Activities are intended to be limited to activities which are incidental to the operations of a pharmaceutical business and are not, without limiting the foregoing, any activities dedicated primarily to a Competitive Business or the purpose of drug development, marketing, sales services, or health benefit analysis of the products or potential products of third parties.

        (ii)    the provision of executive search consulting services so long as such services are not provided to an entity engaged in Related Activities; and

        (iii) the provision of financial consulting services so long as such services are not provided to an entity engaged in Related Activities.

2.3 Holding of Shares or Securities. Section 2.2 shall not prohibit the holding (directly or through nominees or otherwise) of shares or other securities of another company which are listed or traded on any recognized stock exchange being a holding (which phrase shall include any interest in any such holding) entitling the holder to no more than two and one half percent (2.5%) of the voting power of such body corporate.

2.4 Nondisclosure. The Vendor shall not either before or after the termination of his employment disclose to any person or persons any confidential information in relation to the affairs of the Purchaser or any of its Affiliates or any client or customer thereof which he has become or may have become possessed whilst in the service of the Purchaser except in the proper course of his duties as an officer, director or employee of the Purchaser or as authorized by the Board or as ordered by a Court of competent jurisdiction or pursuant to other governmental process.

2.5 Geographical Restriction.  The restrictions set forth in Sections
    2.2(a) apply to the following geographical areas: the United Kingdom, the Federal Republic of Germany and the United States of America, including the territories and possessions thereof.



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2.6 Non-Competition Period.  As used in this Agreement "Non-Competition
    Period" means the eighteen (18) month period following the termination of Vendor's employment, (irrespective of the circumstances of such termination, except that the final six months of any garden leave period shall run concurrently with the first six months of the Non-Competition Period), except that for purposes of the restrictions set forth in Sections 2.2(b) and 2.2(c) (regarding solicitation, etc.), "Non-Competition Period" shall mean the twenty-four (24) month period following the termination of Vendor's employment (irrespective of the circumstances of such termination).

2.7 Remedies. Vendor acknowledges and agrees that Vendor's failure to abide by the provisions of this Agreement would cause irreparable harm to the Purchaser and/or its Affiliates for which legal remedies would be inadequate. Therefore, in addition to any legal or other relief to which the Purchaser and/or its Affiliates may be entitled by virtue of Vendor's failure to abide by these provisions: (i) the Purchaser may seek legal and equitable relief, including but not limited to preliminary and permanent injunctive relief, for Vendor's actual or threatened failure to abide by these provisions; (ii) Vendor will, upon final judicial determination that Vendor has breached the terms of this Agreement, indemnify the Purchaser and/or its Affiliates for all expenses (including legal fees) in seeking to enforce these provisions; and (iii) if, as a result of Vendor's failure to abide by the provisions, any commission or fee becomes payable to Vendor or to any person, corporation or other entity with which Vendor has become employed or otherwise associated, Vendor shall pay the Purchaser or cause the person, corporation or other entity with whom he has become employed or otherwise associated to pay the Purchaser an amount equal to such commission or fee.

2.8 Other Agreements. Nothing in this Agreement shall terminate, revoke or diminish Vendor's obligations or the Purchaser's and/or its Affiliates' rights and remedies under law or under Vendor's existing service agreement and the Share Exchange Agreement relating to trade secrets, confidential information, non-competition and intellectual property.

                            3. GENERAL PROVISIONS

3.1 Notices. All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, sent by overnight courier or mailed by first-class registered post, postage prepaid, return receipt requested or transmitted by telegram, telecopy or telex, addressed as follows:

    (a)  If to the Purchaser:

         Quintiles Transnational Corp.
         4709 Creekstone Drive
         Riverbirch Building, Suite 300
         Durham, North Carolina
         U.S.A. 27703
         Attention:  Gregory D. Porter
         Fax: 919-941-2090

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            with a copy which shall not constitute notice to:

            Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan L.L.P 2500 First Union Capital Center
            Raleigh, North Carolina
            U.S.A. 27601

            Attention:  Gerald F. Roach

            Fax: 919-821-6800



       (b)  If to the Vendor:

            David F. White
            Little Barlows, Frieth
            Henley on Thames
            Oxon, RG9 6PR

            With a copy which shall not constitute notice to:






            Attention:

            Fax:


       Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be hand delivered, sent, mailed, telecopied or telexed in the manner described above, or which shall be delivered to a telegraph company, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or (with respect to a telecopy or telex) the answerback being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

3.2 Variation. No variation of this Agreement shall be valid or effective unless made by one or more instruments in writing signed by all of the parties hereto.

3.3    Entire Agreement.  Except as expressly provided in this Agreement, this
       Agreement: (i) supersedes and cancels all other understandings and agreements, oral or written, with respect to Vendor's obligations with respect to non-competition which Vendor has

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       executed in the past; (ii) supersedes all other understandings and agreements, oral or written, between the parties with respect to the subject matter of this Agreement; and (iii) constitutes the sole agreement between the parties with respect to the matters covered. No change or modification of this Agreement shall be valid or binding upon the parties unless such change or modification is in writing and is signed by the parties.


3.4 Assignment. Neither of the parties hereto shall assign or otherwise deal with any of its right, title or interest in this Agreement without the prior written consent of the other party to this Agreement, which consent may be withheld in such party's absolute discretion, provided, however, that the Purchaser may in its absolute discretion assign all or any of its right title and interest in this Agreement to a an Affiliate or to a subsequent purchaser of all of the share capital of the Company or all or substantially all of the assets of the Company.

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3.5    Law and Jurisdiction.  This Agreement shall be governed by and construed in accordance with English law and the parties irrevocably submit to the non-exclusive jurisdiction of the High Court of Justice in London for all purposes connected with it.

IN WITNESS whereof this Agreement has been executed and unconditionally delivered as a Deed the day and year first-above written.



Signed and delivered as a Deed          )
by Quintiles Transitional Corp.         )
by its duly authorized                  )
Vice President, Rachel R. Selisker,     )
and by its duly authorized              )
Secretary, Gregory D. Porter            )


/s/ Rachel R. Selisker
------------------------------
Rachel R. Selisker
Vice President



/s/ Gregory D. Porter
------------------------------
Gregory D. Porter
Secretary


Signed and delivered as a Deed          )
by David F. White                       )     /s/ David F. White


in the presence of:


Name: P. Knott
     -----------------------------      )
Address: The Gables                     )
         -------------------------      )
         Elvendon Road, Gorine-on-      )
         -------------------------      )
         Thames, Oxon RG8 ODT           )
         -------------------------      )
Occupation: Director                    )
            ----------------------      )


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